UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

CERES, INC.

(Exact Name of registrant as Specified in its charter)

Delaware	001-35421	33-0727287
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1535 Rancho Conejo Boulevard
Thousand Oaks, CA		91320
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 376-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 19, 2015, Ceres, Inc. (the “Company”) announced the continued realignment of its business to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops. As part of the realignment, the Company will restructure its Brazilian seed operations and is exploring discussions with additional local partners and collaborators to support the continued development and commercialization of its technology in Brazil.

Earlier this year, the Company announced that due to the economic challenges faced by the Brazilian ethanol industry as well as changes in the global energy market, it had expanded the number of market opportunities available for its technology and products and began prioritizing its working capital in additional areas beyond Brazil. The company's current restructuring plan is intended to further align expenditures toward improved forages for dairy and meat production and biotech traits for sugarcane and other crops.

The Company indicated that its Brazilian operations after implementation of this aspect of the restructuring plan would be focused primarily on sorghum breeding and sugarcane. In particular, the company plans to expand its sugarcane trait development activities for the Brazilian sugarcane market, which Ceres expects to fund, in part, under a grant available from the Brazilian government.

The restructuring of the Company’s Brazilian seed operations, which is expected to be substantially completed by October 31, 2015, includes, among other actions, a workforce reduction that will impact 14 positions in Brazil primarily related to administration, operations and manufacturing as well as 2 support positions in the United States. Ceres estimates that it will incur total charges of approximately $0.6 million over the next five months with respect to these workforce reductions in Brazil and the U.S., including $0.1 million in continuation of salary and benefits of certain employees until their work is completed and their positions are eliminated, and $0.5 million of one-time severance and other costs, all of which will be cash expenditures. The Company expects to save up to approximately $4.0 and $5.0 million in cash in fiscal 2016 as a result of restructuring its Brazil operations as described above.

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release on June 19, 2015 regarding the realignment plan. A copy of the press release, which is attached to this current report on Form 8-K as Exhibit 99.1, is hereby furnished pursuant to this Item 7.01.

Item 8.01.	Other Events.

The Company expects to make additional cost reductions before the realignment plan is substantially completed, which may include additional workforce reductions. Once fully implemented, the realignment plan is expected to deliver cash savings of up to approximately $6.0 to $8.0 million in fiscal year 2016. In addition to the realignment in Brazil, the Company continues to evaluate options available for additional funding, including public or private debt or equity financings, collaborations, licensing arrangements, government programs, or the sale of intellectual property, technology or other assets. There can be no assurance that the Company will achieve the cost savings it expects in fiscal 2016 after fully implementing the realignment plan or that it will be successful in obtaining additional funding.

Forward Looking Statements

This Item 2.05 contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including statements regarding the Company’s efforts to develop and commercialize its products and technologies, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company's realignment plan and projected cash expenditures, are forward-looking statements. Such forward-looking statements represent the Company’s current expectations and are subject to known and unknown risks and uncertainties that could cause actual results, events or developments to be materially different from those indicated by such forward-looking statements, including, but not limited to, those discussed in the section titled “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2014. The Company undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 19, 2015, Announcing Ceres’ Continued Realignment Toward Food and Feed Markets and Biotech Traits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERES, INC.

Date: June 19, 2015	By:	/s/ Paul Kuc
Name: Paul Kuc
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated June 19, 2015, Announcing Ceres’ Continued Realignment Toward Food and Feed Markets and Biotech Traits